Exhibit 4.13

DATED September 15, 2006

THINKPLUS INVESTMENTS LIMITED

(as the issuer)

and

Prosoft International Limited

Gear Vantage Investment Limited

(as the subscribers)

SUBSCRIPTION AGREEMENT

ii

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is dated on September 15, 2006 in the Company’s office at Zhongguancun Software Park, Building 8, 3rd Floor, Beijing, and is made

Among

Thinkplus Investments Limited (the “Company”), incorporated under the laws of Cayman Islands with its registered office at the offices of Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, George Town, Grand Cayman, British West Indies;

Prosoft International Limited, incorporated under the laws of British Virgin Island with its registered office at P. O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands (“PBVI “);

and

Gear Vantage Investment Limited, incorporated under the laws of Hong Kong with its registered office at 10/F, Xiu Ping Comm Bldg, 104 Jervois St, Sheung Wan, Hong Kong (“GVIL”);

PBVI and GVIL are collectively referred to as the “Subscribers” and individually as a “Subscriber” .

The Company and the Subscribers are collectively referred to as the “Parties” and individually as a “Party.”

Recital:

A.	Subject to this Agreement, the Company has agreed to issue the Subscription Shares to the Subscribers, and the Subscribers have agreed to subscribe for the Subscription Shares and undertake the non-competition obligations to the Company;

B.	The obligations of the Parties referred to in Recital A are subject to satisfaction or waiver of the conditions precedent hereunder.

Therefore, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereto agree as follows:

ARTICLE I DEFINITIONS

Section 1.1 Specific Definitions.

As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

(a)	“2007 Profitable Revenue of Prosoft” means the revenue of Prosoft in 2007 attributable to the contracts with Huawei Technology Co., Ltd., Huawei 3Com Technology Co., Ltd, Motorola, NTT, and the fifth largest client (“Major Clients”), provided that the average billing rate of the revenue from any of such Clients is no less than the average billing rate for the respective Major Clients in 2006.

(b)	“Business and Assets” means all of the business and assets of Shenzhen Topware Science and Technology Co., Ltd. Shanghai Superware Co., Ltd. Shenzhen Prosoft Technology Co., Ltd. free of any liabilities and Encumbrances, including all of the contracts under performance as of the date of this Agreement.

(c)	“Completion” means the Tranche A Completion or Tranche B Completion, as the case may be, and Complete has a corresponding meaning.

(d)	“Confidential Information” means all confidential, non-public or proprietary information regardless of how the information is stored or delivered, exchanged between the Parties before, on or after the date of this Agreement relating to the business, technology or other affairs of the Party who provides the information, but excludes information which:

(i)	is in or becomes part of the public domain other than through a breach of this Agreement or an obligation of confidence owed to the party to whom the information belongs;

(ii)	the recipient of the information can prove was already known to it at the time of disclosure by the party to whom the information belongs (unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality); or

(iii)	the recipient acquires from a source other than the party to whom the information belongs, where such source is entitled to disclose it.

Section 1.2 “Encumbrance” means any mortgage, pledge, option, right of first refusal or any other kind of security interest or claim against a proprietary right.

(e)	“Equity Transfer Agreement” means the equity transfer agreement in relation to 100% of equity interests of Beijing Prosoft Technology Co., Ltd. (“Prosoft”) to be entered into by and among Shenzhen Yungong Investment Co., Ltd., the Subscribers, and Worksoft Creative Software Technology Ltd. (“Worksoft”), the Company’s 100% owned subsidiary on the same date of this Agreement.

(f)	“RMB” means Renminbi, the lawful currency of the PRC.

(g)	“Subsidiaries” means Shenzhen Topware Science and Technology Co., Ltd. Shanghai Superware Co., Ltd. Shenzhen Prosoft Technology Co., Ltd.

(h)	“Subscription” means the subscription for Tranche A Subscription Shares or Tranche B Subscription Shares.

(i)	“Subscription Shares” means Tranche A Subscription Shares or Tranche B Subscription Shares.

(j)	“Tranche A Completion” means the completion of the issue and allotment of the Tranche A Subscription Shares in accordance with this Agreement.

(k)	“Tranche B Completion” means the completion of the issue and allotment of the Tranche B Subscription Shares in accordance with this Agreement.

(l)	“Tranche A Completion Date” means 7 days after the fulfillment of the last condition precedent under Section 2.3 or any other date agreed by the Company and the Subscribers;

(m)	“Tranche B Completion Date” means 7 days after the fulfillment of the last condition precedent under Section 4.3 or any other date agreed by the Company and the Subscribers;

(n)	“Tranche A Subscription Shares” means the common shares in the capital of the Company with the par value of US$0.001, the number of which shall be determined under Section 2.4 of this Agreement, to be subscribed by the Subscribers respectively pursuant to Articles 2 and 3 and other terms of this Agreement based on the percentage described in Schedule 2.

(o)	“Tranche B Subscription Shares” means the common shares in the capital of the Company with the par value of US$0.001, the number of which shall be determined under Section 4.4 of this Agreement, to be subscribed by the Subscribers respectively pursuant to Articles 4 and 5 and other terms of this Agreement based on the percentage described in Schedule 2;

(p)	“Tranche A Cash Payment” means the payment to be made by the Company to PBVI and GVIL pursuant to Section 2.4 of this Agreement.

(q)	“PRC” means the People’s Republic of China excluding, for the purpose of this Agreement, Hong Kong Special Administrative Region and Macau Special Administrative Region and Taiwan.

(r)	“USD” means US dollars, the lawful currency of the United State of America.

Section 1.3 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

Section 1.4 General interpretation

Unless the contrary intention appears a reference in this Agreement to:

(a)	(clauses, annexures and schedules) a clause, annexure or schedule is a reference to a clause in or annexure or schedule to this Agreement;

(b)	(variations or replacement) a document (including this Agreement) includes any variation or replacement of it;

(c)	(reference to statutes) a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(d)	(law) means common law, principles of equity, and statutes;

(e)	(singular includes plural) the singular includes the plural and vice versa;

(f)	(person) the word “person” includes an individual, a firm, a body corporate, a partnership, joint venture, an unincorporated body or association or any Government Agency;

(g)	(executors, administrators, successors) a particular person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(h)	(two or more persons) an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and each of them individually;

(i)	(jointly and severally) an agreement, representation or warranty by two or more persons binds them jointly and each of them individually;

(j)	(calculation of time) if a period of time dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(k)	(reference to a day) a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later on any business day;

(l)	(reference to a group of persons) a group of persons or things is a reference to any two or more of them jointly and to each of them individually;

(m)	(meaning not limited) the words “include”, “including”, “for example” or “such as” are not used as, nor is it to be interpreted as, a word of limitation and when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind.

Section 1.5 Headings

Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this Agreement.

ARTICLE II Tranche A Subscription

Section 2.1 Tranche A Subscription

The Company agrees to issue and allot and the Subscribers agree to subscribe for the Tranche A Subscription Shares on the terms and conditions of this Agreement.

Section 2.2 Consideration

The consideration for the Company’s issuance and allotment of the Tranche A Subscription Shares is the Subscribers’ undertaking not to compete with Worksoft and Prosoft after the effectiveness of the Equity Transfer Agreement in any way including without limitation by setting up joint venture or partnership, by recruiting employees of Prosoft, by contract arrangement, or by provision of funds, for a one-year period starting from the date of this Agreement. It is further agreed by the Parties that, as the inducement for the Subscribers to enter into this Agreement, the Company shall pay to the following designated account of the Subscribers in USD in the amount equivalent to RMB3 million within five (5) days upon the satisfaction of conditions under Section 2.3 (e) and (f):

Account No.: 808-060107-838

Account Name: Prosoft International Limited

Address of the Bank: HSBC, 1 Queen’s Road Central, Hong Kong

Swift Code: HSBCHKHHHKH

Section 2.3 Conditions to Completion of Tranche A Subscription

Completion of the subscription of Tranche A Subscription Shares is conditional on:

(a) (Audit on Prosoft for Year 2006) the financial statement of Prosoft for the year of 2006 has been audited by the accounting firm designated by the Company in accordance with the generally accepted accounting principles in the United States of America. The audit shall occur and be completed within the first 3 calendar months of 2007.

(b) (Shareholders’ approval) the shareholders of the Company (in respect of both common shares and preferred shares) approving or consenting to the issue of the Tranche A Subscription Shares and irrevocably waiving any preemptive rights or claims that each of them may have in accordance with the Company’s memorandum and articles of association and any agreement affecting their rights as shareholders or investors of the Company;

(c) (Board approval) the board of directors of the Company having duly approved the Tranche A Subscription and the issue of the Tranche A Subscription Shares;

(d) (Governmental approvals) each Subscriber having obtained all necessary Chinese governmental approvals for the Subscription and the acquisition of the Subscription Shares and produce the approval documents to the Company (and where the

Subscriber is a corporation or legal person, such necessary Chinese governmental approvals shall include those relating to the Subscriber as well as all ultimate natural person owners of the Subscriber). The Company and the Subscribers acknowledge and agree that such governmental approvals may be difficult to obtain, as a result of which the Company will reasonably consider waiving this condition if any Subscriber is unable to satisfy this condition before the Tranche A Completion Date after having used its reasonable endeavor to obtain;

(e) (Completion of Equity Transfer) the equity transfer under the Equity Transfer Agreement has been completed evidenced by Worksoft being registered as the sole shareholder of Prosoft and a representative of Worksoft has been appointed to be the executive director of Prosoft;

(f) (Signing of Employment Agreement) Zhang Hong (Chinese ID number 120105197111092427) has entered into an employment agreement with the Company containing the non-competition clauses in a form to the satisfaction of the Company;

(g) (Completion of Assets Transfer) the Business and Assets have been transferred to Prosoft being evidenced by the consent letters signed by each of the counterparties to any and all of the software outsourcing contracts entered into by the Subsidiaries in the form to the satisfaction of the Company.

(h) (Representations and Warranties) the representations and warranties of Subscribers under Section 8.1 of this Agreement and the Article 4.2 and Appendix 4 of Equity Transfer Agreement shall be true and correct as of the Tranche A Completion Date for Tranche A Subscription Shares in all material respects, and Subscribers shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to or on the Tranche A Completion Date.

Section 2.4 Determination of Number of Shares

The number of shares for the Tranche A Subscription Shares shall be calculated based on the net profits of Prosoft for the year of 2006 as follows:

X =	(P-D-E) x 45%
B x C

X =	the number shares for Tranche A Subscription Shares
P =	A x 1.1
A =	the net profits in RMB audited by the accounting firm appointed by the Company
B =	US$2.8996
C =	8.0165, the exchange rate for USD-RMB on April 28, 2006, announced by The People’s Bank of China
D =	the shortfall of the net asset value shown on the balance sheet as of December 31, 2006, audited by the accounting firm appointed by the Company, from the sum of RMB 4,994,510 and accumulated net profits for the six months ending December 31, 2006

E =	the aggregate amount of account receivables of Prosoft whose aging is over 270 days, net of allowance for doubtful accounts already recorded in the audited balance sheet, as of December 31, 2006.

If the amount of P turns out to be less than RMB 3 million, P shall be deemed as RMB 3 million. If the amount of P turns out to be more than RMB 4 million, P shall be deemed as RMB 4 million.

The Tranche A Cash Payment shall be made to the Subscribers in the amount of (P-D-E) x (1 – 45%) / the average RMB/USD exchange rate for 2006 as the further inducement for the Subscribers to undertake the non-competition obligations for another one year starting from the Tranche A Completion Date.

Section 2.5 Reasonable endeavors

Each Party must use its reasonable endeavours to obtain the fulfilment of the conditions precedent as described under this Article 2, including procuring the performance by a third party. The Parties must keep each other informed of any circumstances which may result in any condition precedent under this Article 2 not being satisfied in accordance with its terms hereof.

Section 2.6 Satisfaction of Conditions Precedent

If the conditions precedent under this Article 2 are not satisfied or waived by the Company by April 30, 2007, this Agreement may be terminated at any time by either party, by notice under Section 2.7 (“Termination of agreement”).

Section 2.7 Termination of agreement

This Agreement may be terminated at any time before Tranche A Completion if a Party notifies the other Party under clause 2.6 (“Satisfaction of Conditions Precedent”) and that notifying party has complied with clause 2.5 (“Reasonable endeavours”).

Section 2.8 Effect of termination

If this Agreement is terminated under clause 2.7 (“Termination of agreement”) then, in addition to any other rights, powers or remedies provided by law:

(a) each Party is released from its obligations to further perform the Agreement other than in relation to Article 9 (“Confidentiality”) and Article 11 (“Costs and expenses”);

(b) each party retains the rights it has against any other party in respect of any past breach or any claim that has arisen before termination; and

(c) each party must return to the other party all documents and other materials in any medium in its possession, power or control which contain information received from or on behalf of the other party.

Section 2.9 Accession

By Completing the Tranche A Subscription, each of the Subscribers hereby accedes to all rights and obligations of a holder of common shares under the Series B Preferred Share Purchase Agreement and the Articles of Association both dated April 28th, 2006 (“Original Documentation”), as amended and agrees to be bound by the Original Documentation as a holder of common shares as if they were parties to the Original Documentation, as amended, mutatis mudandis.

ARTICLE III Tranche A Completion

Section 3.1 Time and place of Completion

Tranche A Completion will take place at 11am on the Tranche A Completion Date at the offices of the Company at Zhongguancun Software Park, Building 8, 3rd Floor, Beijing or any other time and place agreed by the Company and the Subscribers.

Section 3.2 Subscriber’s obligations at Completion

Unless otherwise waived in writing by the Company, at Tranche A Completion, the Subscribers agree to:

(a) deliver to the Company an application for the Subscription Shares, duly completed and executed by the Subscribers, in the form set out in Schedule 1 to this agreement (“Application for Subscription Shares”);

(b) deliver to the Company the evidence that Worksoft’s being registered as the sole shareholder of Prosoft, the employment agreement between Prosoft and Zhang Hong with the non-competition clauses to the satisfaction of the Company, the evidence that the Business and Assets have been transferred to Prosoft free of any liabilities and Encumbrances.

Section 3.3 Company’s obligations at/after Completion

Unless otherwise waived in writing by the Subscribers, the Company agrees to:

at Tranche A Completion:

(a) fax an instruction to the Company’s registered agent to issue the Tranche A Subscription Shares to the Subscribers together with the Company’s board resolutions approving such issue and the Subscribers’ duly signed Application for Subscription Shares;

after Tranche A Completion:

(b) deliver the share certificate for the Tranche A Subscription Shares to the Subscribers and, if required, send the original Application for Subscription Shares to the registered agent to register the Subscribers as the holders of the Tranche A Subscription Shares within ten days after the Tranche A Completion.

(c) pay the Tranche A Cash Payment in the amount as described under Section 2.4 to the account designated by PBVI or GVIL within 7 days after the Tranche A Completion Date.

Section 3.4 Simultaneous actions at Tranche A Completion

In respect of Tranche A Completion:

(d) the obligations of the Parties under this Agreement are interdependent; and

(e) all actions required to be performed for the Tranche A Completion will be taken to have occurred simultaneously on the Tranche A Completion Date.

ARTICLE IV Tranche B Subscription

Section 4.1 Tranche B Subscription

The Company agrees to issue and allot and the Subscribers agree to subscribe for the Tranche B Subscription Shares on the terms and conditions of this Agreement.

Section 4.2 Consideration

The consideration for the Company’s issuance and allotment of the Tranche B Subscription Shares is the Subscribers’ undertaking not to compete with Worksoft, Prosoft in any way including without limitation by setting up joint venture or partnership, by recruiting employees of Prosoft, by contract arrangement, or by provision of funds, for the period starting from the Tranche B Completion Date ending on December 31, 2010.

Section 4.3 Conditions to Completion of Tranche B Subscription

Completion of the subscription of Tranche B Subscription Shares is conditional on:

(a) (Audit on Prosoft for Year 2007) the financial statement of Prosoft for the year of 2007 has been audited by the accounting firm designated by the Company in accordance with the generally accepted accounting principles in the United States of America. The audit shall occur and be completed within the first 3 calendar months of 2008.

(b) (Shareholders’ approval) the shareholders of the Company (in respect of both common shares and preferred shares) approving or consenting to the issue of the Tranche B Subscription Shares and irrevocably waiving any preemptive rights or claims that each of them may have in accordance with the Company’s memorandum and articles of association and any agreement affecting their rights as shareholders or investors of the Company;

(c) (Board approval) the board of directors of the Company having duly approved the Tranche B Subscription and the issue of the Tranche B Subscription Shares;

(d) (Governmental approvals) each Subscriber having obtained all necessary Chinese governmental approvals for the Subscription and the acquisition of the Subscription Shares and produce the approval documents to the Company (and where the Subscriber is a corporation or legal person, such necessary Chinese governmental approvals shall include those relating to the Subscriber as well as all ultimate natural person owners of the Subscriber);

(e) (Representations and Warranties) the representations and warranties of Subscribers under Section 8.1 of this Agreement shall be true and correct as of the Tranche B Completion Date for Tranche B Subscription Shares in all material respects, and Subscribers shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to or on the Tranche B Completion Date.

Section 4.4 Determination of Number of Shares for Tranche B

The number of shares for the Tranche B Subscription Shares shall be calculated based on the 2007 Profitable Revenue of Prosoft as follows:

Y=	R - H - I
F x G
Y =	the number shares for Tranche B Subscription Shares
R =
(i) RMB3 million, if the 2007 Profitable Revenue of Prosoft is more than RMB20 million (inclusive); or
(ii) RMB3 million – 10% x (RMB20 million – 2007 Profitable Revenue of Prosoft), if the 2007 Profitable Revenue of Prosoft is less than RMB 20 million. However, if the result according to the above formula is less than RMB2 million, R shall be RMB2 million.

F =	US$2.8996
G =	8.0165, the exchange rate for USD-RMB on April 28, 2006, announced by The People’s Bank of China
H =	the aggregate amount of account receivables of Prosoft as of December 31, 2007 that occurred prior to Worksoft’s being registered as the sole shareholder of Prosoft, net of allowance for doubtful accounts already recorded in the audited balance sheet as of December 31, 2007
I =	other distressed assets or undisclosed liabilities of Prosoft that existed prior to Worksoft’s being registered as the sole shareholder of Prosoft.

Section 4.5 Reasonable endeavors

Each Party must use its reasonable endeavours to obtain the fulfilment of the conditions precedent as described under this Article 4, including procuring the performance by a third party. The Parties must keep each other informed of any circumstances which may result in any condition precedent under this Article 4 not being satisfied in accordance with its terms hereof.

Section 4.6 Satisfaction of Conditions Precedent

If the conditions precedent under this Article 4 are not satisfied or waived by the Company by April 30, 2008, this Agreement may be terminated at any time by either party, by notice under clause 4.7 (“Termination of agreement”).

Section 4.7 Termination of agreement

This Agreement may be terminated at any time before Tranche B Completion if a Party notifies the other Party under clause 4.6 (“Satisfaction of Conditions Precedent”) and that notifying party has complied with clause 4.5 (“Reasonable endeavours”).

Section 4.8 Effect of termination

If this Agreement is terminated under clause 4.7 (“Termination of agreement”) then, in addition to any other rights, powers or remedies provided by law:

(a) each Party is released from its obligations to further perform the Agreement other than in relation to Article 9 (“Confidentiality”) and Article 11 (“Costs and expenses”);

(b) each party retains the rights it has against any other party in respect of any past breach or any claim that has arisen before termination; and

(c) each party must return to the other party all documents and other materials in any medium in its possession, power or control which contain information received from or on behalf of the other party.

ARTICLE V Tranche B Completion

Section 5.1 Time and place of Completion

Tranche B Completion will take place at 11am on the Tranche B Completion Date at the offices of the Company at Zhongguancun Software Park, Building 8, 3rd Floor, Beijing or any other time and place agreed by the Company and the Subscribers.

Section 5.2 Subscribers’ obligations at Completion

Unless otherwise waived in writing by the Company, at Tranche B Completion, the Subscribers agree to deliver to the Company an application for the Subscription Shares, duly completed and executed by the Subscribers, in the form set out in Schedule 1 to this agreement (“Application for Subscription Shares”).

Section 5.3 Company’s obligations at/after Completion

Unless otherwise waived in writing by the Subscribers, the Company agrees to:

at Tranche B Completion:

i.	fax an instruction to the Company’s registered agent to issue the Tranche B Subscription Shares to the Subscribers together with the Company’s board resolutions approving such issue and the Subscribers’ duly signed Application for Subscription Shares;

after Tranche B Completion:

deliver the share certificate for the Tranche B Subscription Shares to the Subscribers and, if required, send the original Application for Subscription Shares to the registered agent to register the Subscribers as the holders of the Tranche B Subscription Shares within ten days after the Tranche B Completion.

Section 5.4 Simultaneous actions at Tranche B Completion

In respect of Tranche B Completion:

(a) the obligations of the Parties under this Agreement are interdependent; and

(b) all actions required to be performed for the Tranche B Completion will be taken to have occurred simultaneously on the Tranche B Completion Date.

ARTICLE VI Stock Options

Section 6.1 Stock options

The Company will have employee stock option plan in place covering Prosoft’s qualified employees (who will be defined by the Company and the Subscribers). The stock option plan shall include the following conditions:

(a) The Company shall cause its Board of Directors to authorize and issue additional stock options, the number of which shall be calculated as follows:

Z =	10% * [(P - E - D) + (R – H – I) + RMB5 million] US$2.8996 * 8.0165

(b) other terms and conditions as determined by the Company and the Subscribers.

Article VII Company’s Warranties

Section 7.1 Accuracy of statements

The Company represents and warrants to the Subscribers that each of the following statements is true, accurate, and not misleading in any material respect with respect to the subject covered therein as of the date of this Agreement and will be true, accurate, and not misleading in any material respect as at the Tranche A Completion Date and Tranche B Completion Date as if made on and as of each of those dates:

(a) (Organization, Good Standing and Qualification.) The Company is duly organized, validly existing and in good standing under, and by virtue of , the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted;

(b) (Power) It has the power to enter into and perform this Agreement and has obtained all necessary consents and authorizations to enable it to do so;

(c) (Binding Obligation) This Agreement constitutes valid and binding obligations upon it enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles;

(d) (No Breach) This Agreement and Completions do not conflict with or result in a breach of any obligation (including any statutory, contractual or fiduciary obligation) or constitute or result in any default under any provision of its constitution or any material provision of any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound;

(e) (No Litigation; No Material Change) No action shall have been threatened or instituted against the Company seeking to enjoin, or challenge the validity of, or assert any liability against the Company. There shall be no material adverse change to the business operation of the Company;

(f) (No Creditors Arrangement) No voluntary arrangement has been proposed or reached with any creditors of the Company;

(g) (Solvency) The Company is able to pay its debts as and when they fall due.

Section 7.2 Separate warranties

Each warranty is to be treated as a separate representation and warranty. The interpretation of any statement made may not be restricted by reference to or inference from any other statement.

Article VIII Subscriber’s Warranties

Section 8.1 Accuracy of statements

Each of the Subscribers represents and warrants to the Company that each of the following statements is true and accurate and not misleading in any material respect on the date of this agreement and will be true and accurate and not misleading in any material respect as at the Tranche A and Tranche B Completion Dates as if made on each of those dates:

(a)(Organization, Good Standing and Qualification.) It is duly organized, validly existing and in good standing under, and by virtue of , the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted;

(b) (Power) It has the power to enter into and perform this agreement and has obtained all necessary consents and authorizations to enable it to do so;

(c) (Binding Obligation) This Agreement constitutes valid and binding obligations upon it enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles;

(d) (No Breach) This Agreement and Tranche A and Tranche B Completions do not conflict with or result in a breach of any obligation (including any statutory, contractual or fiduciary obligation) or constitute or result in any default under any provision of its constitution or any material provision of any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound;

(e) (No Litigation; No Material Change) No action shall have been threatened or instituted against it seeking to enjoin, or challenge the validity of, or assert any liability against it. There shall be no material adverse change to its business operation;

(f) (No Creditors Arrangement) No voluntary arrangement has been proposed or reached with any of its creditors; and

(g) (Solvency) It is able to pay its debts as and when they fall due.

Section 8.2 Separate warranties

Each warranty is to be treated as a separate representation and warranty. The interpretation of any statement made may not be restricted by reference to or inference from any other statement.

Section 8.3 Acknowledgment

Each of the Subscribers acknowledges that it has reviewed and fully understands all the terms and provisions of the memorandum and articles of association of the Company and all shareholders/investors’ agreements regarding the Company.

Article IX Confidentiality

Section 9.1 Disclosure of Confidential Information

All Confidential Information exchanged between the parties under this agreement or during the negotiations preceding this agreement is confidential to them and may not be disclosed to any person except:

(a) employees, legal advisers, auditors and other consultants of the party or its Affiliated Entities requiring the information for the purposes of this Agreement;

(b) with the consent of the Party who supplied the information which consent may be given or withheld in its absolute discretion;

(c) if a Party is required to do so by law or a stock exchange; or

(d) if a Party is required to do so in connection with legal proceedings relating to this Agreement.

Section 9.2 Survival of termination

This Article 9 (“Confidentiality”) will survive termination of this Agreement.

Article X Announcements

Section 10.1 Public announcements

Subject to Section 10.2 (“Public announcements required by law”), neither Party may make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained the other Party’s written consent. That consent is not to be unreasonably withheld or delayed.

Section 10.2 Public announcements required by law

Clause 10.1 (“Public announcements”) does not apply to a public announcement, communication or circular required by law or a regulation of a stock exchange, if the Party required to make or send it has, if practicable, first consulted and taken into account the reasonable requirements of the other Parties.

Article XI Costs and expenses

Section 11.1 Costs and expenses

The Company and the Subscribers agree to pay their own legal and other costs and expenses in connection with the negotiation, preparation, execution and completion of this Agreement and of other related documentation.

Article XII Notices

Section 12.1 Form

Unless expressly stated otherwise in this Agreement, all notices, certificates, consents, approvals, waivers and other communications in connection with this Agreement must be in writing, signed by the sender (if an individual) or an authorised officer of the sender (if a company) and marked for the attention of the person as follows: or, if the recipient has notified otherwise, then marked for attention in the way last notified.

The Company:	Worksoft Creative Software Technology Ltd.

Attention:	Sidney X. Huang

Address:	Zhongguancun Software Park, Building 8, 3/F, Beijing, 100094

Fax:	86 (10) 8282-5058

PBVI :	Prosoft International Limited

Attention:	Man Fung

Address:	10/F Xiu Ping Comm BLDG, 104 Jervois St, Sheung Wan, Hong Kong

Fax:	852-31020639

GVIL :	Gear Vantage Investment Limited

Attention:	Man Fung

Address:	10/F Xiu Ping Comm BLDG, 104 Jervois St, Sheung Wan, Hong Kong

Fax:	852-31020639

Section 12.2 Delivery

They must be:

(a) left at the address set out or referred to in the above Section 12.1;

(b) sent by courier to the address set out or referred to in the above Section 12.1;

(c) sent by fax to the fax number set out or referred to in the above Section 12.1; or

(d) given in any other way permitted by law.

However, if the intended recipient has notified a changed postal address or changed fax number, then the communication must be to that address or number.

Section 12.3 When effective

They take effect from the time they are received unless a later time is specified.

Section 12.4 Receipt - courier

If sent by post, they are taken to be received three days after sending by courier.

Section 12.5 Receipt - fax

If sent by fax, they are taken to be received at the time shown in the transmission report as the time that the whole fax was sent.

Section 12.6 Receipt - general

Despite clauses 12.4 (“Receipt—courier”) and 12.5 (“Receipt—fax”), if they are received after 5.00pm in the place of receipt or on a non-Business Day, they are to be taken to be received at 9.00am on the next Business Day.

Article XIII General Provisions

Section 13.1 Discretion in exercising rights

A Party may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this Agreement expressly states otherwise.

Section 13.2 Partial exercising of rights

If a party does not exercise a right or remedy fully or at a given time, the Party may still exercise it later.

Section 13.3 No liability for loss

A Party is not liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising a right or remedy under this Agreement.

Section 13.4 Approvals and consents

A Party may give conditionally or unconditionally or withhold its approval or consent in its absolute discretion unless this Agreement expressly provides otherwise. By giving its approval or consent a Party does not make or give any warranty or representation as to any circumstance relating to the subject matter of the consent or approval.

Section 13.5 Remedies cumulative

The rights and remedies provided in this Agreement are in addition to other rights and remedies given by law independently of this Agreement.

Section 13.6 Variation and waiver

A provision of this Agreement or a right created under it, may not be waived or varied except in writing, signed by the Party or Parties to be bound.

Section 13.7 No merger

The warranties, undertakings and indemnities in this Agreement do not merge on Tranche A Completion or Tranche B Completion.

Section 13.8 Indemnities

The indemnities in this Agreement are continuing obligations, independent from the other obligations of the Parties under this Agreement and continue after this Agreement ends. It is not necessary for a Party to incur expense or make payment before enforcing a right of indemnity under this Agreement.

Section 13.9 Entire agreement

This Agreement constitutes the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter.

Section 13.10 Construction

No rule of construction applies to the disadvantage of a Party because that Party was responsible for the Preparation of, or seeks to rely on, this Agreement or any part of it.

Article XIV Governing law and Dispute Resolution

Section 14.1 Governing law

This Agreement is governed by the law in force of the State of New York.

Section 14.2 Dispute Resolution

The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of Parties concerned, then each Party shall nominate one authorized senior officer as its representative. The Parties or their representatives, as the case may be, shall, within thirty (30) days of a written request by any Party to call such meeting, meeting in person and alone and shall attempt in good faith to resolve the dispute.

In the event the Parties or their representatives are unable to settle a dispute regarding this Agreement, such dispute shall be referred to and finally settled by arbitration by one arbitrator at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with its rules in effect.

Article XV Counterparts

This Agreement may consist of a number of copies, each signed by one or more Parties to the Agreement. If so, the signed copies are treated as making up the one document and the date on which the last counterpart is executed will be the date of the Agreement.

IN WITNESS WHEREOF, this Subscription Agreement has been signed on behalf of each of the Parties hereto as of the date first written above.

Company

Thinkplus Investments Limited

By	/s/ Chen Shuning
Name:
Title:

Subscribers

Prosoft International Limited

By	/s/ Zhou Zhanhong
Name:
Title:

Gear Vantage Investment Limited

By	/s/ Zhang Hong
Name:
Title:

Schedule 1 - Application for Subscription Shares

To:	Thinkplus Investments Limited (“Company”)

Attention:

#insert date#

Dear Sirs

Application for shares pursuant to Subscription Agreement dated #insert date#

#insert full name# (“Subscriber”) of #insert address# and whose occupation is #insert occupation#:

(a)	hereby applies for the issue of #insert number # common shares in the capital of the Company (“Subscription Shares”);

(b)	agrees to be bound by the memorandum and articles of association of the Company.

Capitalised terms which are used but not defined in this Application have the meaning given to them (if any) in the Subscription Agreement.

Yours faithfully

Schedule 2 - Subscribers

Subscriber’s Name	Subscriber’s Address and Fax Number	Percentage of Tranche A Subscription Shares	Percentage of Tranche B Subscription Shares
Prosoft International Limited	10/F, Xiu Ping Comm Bldg, 104 Jervois,St, Sheung Wan, Hong Kong Fax: 852-3102-0639	75.5%	75.5%
Gear Vantage Investment Limited	10/F, Xiu Ping Comm Bldg, 104 Jervois,St, Sheung Wan, Hong Kong Fax: 852-3102-0639	24.5%	24.5%

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